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To All New York State Electric & Gas Customers and Shareholders:


                          The $52,000,000 Question...

Q: How Much Of The $52 Million That NYSEG Has Put Into A Bank Account Will Be Used To Lower Your Electric Rates Or To Increase Shareholder Value?

A:     $0.00

       All $52 Million Is For NYSEG's Board and Senior Executives. All They Have To Do Is Quit.

       When Was The Last Time You Saw A Bonus Pool For Quitters?

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In a press release dated July 30, 1997, the Board of Directors rejected
CalEnergy's 32% premium, $27.50 per share cash merger proposal and claimed to do so in the interest of shareholders and customers. What they failed to tell you in that press release is that the NYSEG Board also approved and amended various "Golden Parachute" executive severance agreements providing for over $52 million in payments to numerous NYSEG senior executives. The "Golden Parachutes" provide that this $52 million in payments have already been prefunded into an escrow account held solely for these executives and Board members. But that's not all--under certain circumstances NYSEG executives are entitled to collect their "Golden Parachutes" simply by quitting following a CalEnergy-NYSEG combination. Rather than NYSEG's using this excess cash for either its ratepayers or shareholders, the money has been squirreled away solely for the benefit of NYSEG's management and board.

                 NYSEG's shareholders, customers, employees and
                communities would all do better with CalEnergy.

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                        A CALENERGY-NYSEG COMBINATION...
                    THE RIGHT OPPORTUNITY AT THE RIGHT TIME

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If you have any questions or need any assistance in tendering your NYSEG shares, please call:

                    MACKENZIE            Toll-Free at (800) 322-2885
                    PARTNERS, INC.

On July 18, 1997, CE Electric (NY), Inc., a subsidiary of CalEnergy, commenced a cash tender offer for 6,540,670 common shares of NYSEG at a price of $24.50 per share. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 14, 1997, unless extended.
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August 12, 1997